                                                                       EXHIBIT 1

January 26, 1999


Securities and Exchange Commission
Washington, D.C. 20549


We are previously principal accountants for Boots & Coots International Well Control, Inc., and on March 27, 1998, we reported on the consolidated financial statements of Boots & Coots International Well Control, Inc. and Subsidiaries as of June 30, 1997 and December 31, 1997 and for the year ended June 30, 1997 and for the six-month period ended December 31, 1992. On January 21, 1999, our appointment as principal accountants of Boots & Coots International Well Control, Inc. was terminated. We have read Boots & Coots International Well Control, Inc.'s statements included under Item 4 of its Form 8-K dated January 26, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Boots & Coots International Well Control, Inc.'s stated reason for changing principal accountants, nor are we in a position to agree or disagree with Boots & Coots International Well Control, Inc.'s statement that the change was approved by the Audit Committee of the Board of Directors.

Respectfully,



HEIN + ASSOCIATES LLP
Certified Public Accountants